Dear Limited Partner:

I am pleased that our funds have earned gross returns of 33.3% and 15.2% in 2009 and 2010, respectively, as well as returns of approximately 8.7% through February 2011.  Despite our losses in 2008, since inception of our funds in late 2004 we have had gross returns of 106.9%.

While it may sound “corny” to some, the losses that were incurred by investors in our funds in 2008 bothered me a great deal more, in many respects, than my own losses.  Perhaps this is because over the years I have become inured to dealing with large “paper” losses for myself.  During 2008 and part of 2009, unlike many other funds, we did not impose “gates” on our investors that would have prevented them from withdrawing capital from our funds if they chose to do so.  Therefore investors seeking liquidity did withdraw a fair amount of cash from our funds.  Additionally, rather than liquidating positions that we believed in, we infused our own new capital into our funds which provided cash for withdrawing investors.  As a result, fee paying assets now constitute only 25% ($1.76 billion) of total assets in the funds of approximately $7 billion.

While we are not forecasting renewed market dislocation, this possibility cannot be dismissed.  Given the rapid market run-up over the past 2 years and our ongoing concerns about the economic outlook, and recent political tensions in the Middle East, I do not wish to be responsible to limited partners through another possible market crisis.  After careful consideration of all relevant factors, we have determined to return all fee paying capital to investors.

Payments will be made in cash in April based upon values at March 31 and will be funded through cash on hand and borrowings under existing lines and not through the sale of securities in the funds.  We expect that 95% of your March 31 capital balances will be returned by April 30, and that the balance will be returned within 30 days of completing the March 31 audit, which will not be later than June 30.  However, if you would like to delay withdrawal please call us and we will try to accommodate you.  Please complete and return the attached form on or before March 31.  This form will be required in order to properly process your redemption.

I have appreciated all of your support over the past six years.  Obviously based on the past 2 years and 2 months we are ending on what I consider to be a high note.  I wish you much success with your future investments and hope that our paths will cross again. Please do not hesitate to call me now or in the future with any questions or just to talk.

We will be contacting you shortly to discuss the redemption.  In the meantime, please feel free to contact Dana Witkin (212-702-4371/dwitkin@icahncap.com) or Alex Chastain-Chapman (212-702-4383/acc@icahncap.com) at any time.

Very truly yours, /s/Carl Icahn